Form 10-Q for the Quarter Ended June 30, 1996

                                                                   EXHIBIT 11


                           CARAUSTAR INDUSTRIES, INC.



                           CARAUSTAR INDUSTRIES, INC.
                       Computation of Earnings per Share
                     (In thousands, except per share data)
                                  (Unaudited)

       Computation of Primary and Fully Diluted Earnings Per Common Share


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
                                                                        Three months ended             Six months ended
                                                                             June 30,                      June 30,
                                                                        -------------------           ------------------
                                                                        1996           1995           1996        1995
                                                                        ----           ----           ----        ----
Earnings:

   Net income available to common stock                                $15,327        $10,411        $28,878    $19,435
                                                                       -------        -------        -------    -------


Shares:

   Primary weighted average common shares outstanding                   24,752         25,515         24,952     25,437
   Stock options                                                           476            355            431        411
                                                                       -------        -------        -------    -------

   Average primary shares outstanding and equivalents                   25,228         25,870         25,383     25,848
                                                                       -------        -------        -------    -------

   Fully diluted weighted average common shares outstanding             24,752         25,515         24,952     25,437
   Stock options                                                           485            355            485        411
                                                                       -------        -------        -------    -------

   Average fully diluted shares outstanding and equivalents             25,237         25,870         25,437     25,848
                                                                       -------        -------        -------    -------


Primary earnings per common share:

   Net income                                                          $  0.61        $  0.40        $  1.14    $  0.75
                                                                       =======        =======        =======    =======

Fully diluted earnings per common share:

   Net income                                                          $  0.61        $  0.40        $  1.14    $  0.75
                                                                       =======        =======        =======    =======

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